Exhibit 10.24

ATTACHMENT

RETENTION PAYMENT AND SEPARATION BENEFITS

a.              Retention Payment. Oxy will pay you an amount equal to your then yearly base salary in one lump sum cash payment at the date that is one year after the new CEO commences employment.

b.              Separation Benefits. If, prior to December 31, 2014, Oxy terminates you without cause, then, subject to your timely execution of waivers and releases of the type required by Oxy’s Notice and Severance Pay Plan, you will receive in addition to your Retention Payment, at your separation date or the time otherwise provided below:

1.              Separation pay at your then current base salary for 24 months;

2.              Your target annual bonus amount for the year of separation;

3.              In consideration of your forfeiture of all of your then outstanding performance-based incentive awards,

i.                 An amount in cash equal in value to in the case of your (i) Total Shareholder Return Incentive Awards (TSRI), 50% of the maximum number of shares payable under the award, (ii) Restricted Stock Incentive Award (RSI), the pro rata number of shares based on the number of days you were employed during the vesting period as of your separation date, and (iii) Return on Asset Incentive Award (ROAI), your target incentive amount; and

ii.             As soon as practicable following certification of the performance objectives by the Compensation Committee but in any event no later than the deadline for payment under the original award agreement, a make-whole amount in cash equal to the difference, if any, between what you received pursuant to the preceding paragraph and what you would have received had you remained employed and not forfeited your awards;

4.              In consideration of your forfeiture of all of your then outstanding non-performance-based incentive awards (LTI and PhSU), an amount in cash equal in value to the number of LTI Units or Phantom Share Units forfeited; and

5.    The same medical and other benefits (other than Notice and Severance Pay) as are received by employees terminated pursuant to Oxy’s Notice and Severance Pay Plan.

Payments of your separation pay under Paragraph b.1 shall be made monthly beginning the month after separation; provided, however, that to the extent required by Section 409A of the U.S. Internal Revenue Code and the regulations promulgated thereunder (“Section 409A”), the payment of certain amounts will be delayed until the seventh month that begins after your separation date. Payments under Paragraphs b.2, b.3 and b.4 will be made as soon as practicable after the date you become entitled to the payment under the respective provisions or at the time provided for in any underlying compensation arrangements or plans if required for compliance with Section 409A. Although not guaranteed by the Company, payments under this attachment are intended to be exempt or compliant with Section 409A, and the attachment will be interpreted accordingly. Payments under this attachment will be subject to all applicable tax and tax-related items withholding requirements. In addition, the separation payments to be paid pursuant to this attachment will not exceed the amount permitted under Oxy’s Golden Parachute Policy unless such separation payments are approved by a vote of Oxy’s stockholders.